Exhibit 99.1

Shake Shack Announces First Quarter 2021 Financial Results
–Total Revenue Increased 8.5%, to $155.3 million, Compared to First Quarter 2020
–Same-Shack Sales Up 5.7% Compared to Same Period Last Year; Fiscal April Up 86%
–Average Weekly Sales Show Significant Improvement, Exiting First Quarter 2021 at $68,000 in Fiscal March
–Digital Channels Maintain 90% Sales Retention In Fiscal April Versus Fiscal January as in-Shack Sales Grow Incrementally; Company Owned App & Web Sales Grew ~230% YoY in First Quarter 2021

NEW YORK, NY (Business Wire) — May 6, 2021 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the first quarter ended March 31, 2021, a period that included 13 weeks.
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “Spring has ushered in a great energy around the country and in our hometown of New York City. With COVID cases stabilizing and more regions steadily loosening restrictions, we are optimistic that improving trends can continue for our industry."

Garutti continued, “In the first quarter and so far through fiscal April, the positive momentum of our financial recovery continued. Total revenue was $155.3 million in the first quarter, up 8.5% from last year, with average weekly sales improving to $64,000 compared to $62,000 in the fourth quarter 2020. We exited the first quarter 2021 with fiscal March average weekly sales of $68,000, and moving into the second quarter 2021, fiscal April improved slightly to $69,000. We know that the return of business traffic, events and tourism to cities like NYC, Chicago and LA will be key to our full recovery. During the first quarter, we opened 10 domestic Company-operated Shacks and have opened another 5 so far in the second quarter, with one to three more through the end of the quarter – for a total of 16-18 openings by the mid-year point. Although our rate of recovery and development plans continue to be impacted by the ongoing uncertainty due to COVID, we are targeting to open between 35 and 40 new Company-operated Shacks this year in both urban and suburban markets. We continue to guide to an accelerated development plan in fiscal 2022 of 45 to 50 Shacks.

Average weekly sales for the 2021 class in the first quarter have been strong at $79,000 per week, more than 20% higher than the rest of the system average, showing how significant the sales opportunities are for new Shack openings now and in the future. Shack Track digital convenience leads, with about a third of the class featuring walk-up windows, about 10% with a drive-up window and many other Shacks featuring curbside and/or an enhanced interior pickup experience."

Financial Highlights for the First Quarter 2021:

▪Total revenue in the first quarter 2021 increased 8.5% to $155.3 million versus the same period last year.
▪Shack sales in the first quarter 2021 increased 9.1% to $150.7 million versus the same period last year. Total Shack sales improved further in fiscal April with an increase of 171% versus the same period last year.
▪Same-Shack sales1 improved to up 5.7% in the first quarter 2021 versus the same period last year. In fiscal April, Same-Shack sales continued to recover, with an increase of 86% versus the same period last year.
▪Licensed revenue in the first quarter 2021 decreased 9.9% to $4.6 million versus the same period last year.
▪Shack system-wide sales in the first quarter 2021 increased 3.0% to $228.3 million, versus the same period last year.
▪Operating loss in the first quarter 2021 was $10.0 million compared to an operating loss of $0.8 million in the same period last year.
▪Shack-level operating profit2 decreased 14.3% to $22.6 million, or 15.0% of Shack sales in the first quarter 2021, versus the same period last year.
▪Net income was $0.6 million and adjusted EBITDA2 was $7.1 million in the first quarter 2021, compared to a net loss of $1.1 million and adjusted EBITDA of $14.3 million in the same period last year.
▪Net income attributable to Shake Shack Inc. was $1.3 million and adjusted pro forma net income2 was $1.8 million, or $0.04 per fully exchanged and diluted share in the first quarter 2021, compared to net loss attributable to Shake Shack Inc. of $1.0 million and adjusted pro forma net income of $0.8 million, or $0.02 per fully exchanged and diluted share, in the same period last year.
▪Net system-wide Shack openings, comprised of nine net domestic Company-operated Shacks and one net licensed Shack.
▪Cash and marketable securities on hand was $415.9 million as of March 31, 2021.

Exhibit 99.1

1In order to compare like-for-like periods for fiscal 2021, same-Shack sales will compare the 52 weeks from December 31, 2020 through December 29, 2021 to the 52 weeks from January 2, 2020 through December 30, 2020. Refer to the materials included in the Supplemental Financial Information, dated May 6, 2021, for monthly and quarterly comparative periods.
2Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income (loss) are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss) and adjusted EBITDA to net income (loss), and adjusted pro-forma net income (loss) to net income (loss) attributable to Shake Shack, Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
First Quarter 2021 Review
Total revenue, which includes Shack sales and licensing revenue, increased 8.5% versus the first quarter 2020, to $155.3 million in the first quarter of 2021. Shack sales for the first quarter of 2021 were $150.7 million compared to $138.0 million in the first quarter 2020, reflecting an increase of $12.6 million, or 9.1%, due in part to the opening of 25 net new domestic Company-operated Shacks between March 25, 2020 and March 31, 2021.
Same-Shack sales continued to improve across all regions, up 5.7% in the first quarter 2021, when compared to down 17.4% in the fourth quarter 2020, with performance driven by increases in in-Shack dining in both urban and suburban Shacks, combined with high levels of digital sales retention. Same-Shack sales in fiscal April were up 86% compared to the same period last year. As of the end of fiscal April 2021, the vast majority of Shacks were operating with open dining rooms, the majority of which continue to remain under varying levels of capacity restrictions, especially in urban Shacks. The Company continues to experience recovery across urban and suburban markets, however many major urban markets, such as Manhattan, remain materially below pre-COVID levels, while office, events and tourism traffic return.

Average weekly sales were $64,000 in the first quarter of 2021. Fiscal February was heavily impacted by severe winter weather, resulting in average weekly sales of $60,000, followed by a significant improvement to $68,000 in fiscal March, and continuing through fiscal April with $69,000. This continued improvement was driven by a substantial increase in in-Shack sales, as well as a high retention of digital sales.

During the first quarter of 2021, total digital sales, including orders placed on the Shake Shack app, website and third-party delivery platforms, represented 60% of Shack sales. Fiscal January and February digital mix was 64% and 62% of Shack sales, respectively, driven largely by increased delivery due to bad weather across large portions of the United States. Digital sales mix decreased to 54% of Shack sales in fiscal March and 51% of Shack sales in fiscal April, driven by an increase in in-Shack dining as the weather improved and parts of the country continued to re-open. Encouragingly, while in-Shack dining continues to increase, there continues to be a high level of digital sales retention with 90% of fiscal January's digital sales retained in fiscal April. Company-owned app and web channels continued to perform well in the first quarter 2021, with 2.4 million first-time purchasers between mid-March of 2020 and the end of fiscal March 2021, and over 230% year-over-year sales growth, when compared to the first quarter 2020.

Licensing revenue for the first quarter of 2021 was $4.6 million, reflecting a decrease of 9.9% versus the same period last year. The Company did, however, see improvement in total weekly sales performance throughout the quarter, with the sales recovery led by improvements in both its international and domestic licensed Shacks, particularly in airports which are experiencing increases in TSA flight traffic.

During the first quarter of 2021, the Company opened ten new domestic Company-operated Shacks and two new licensed Shacks. These openings were partially offset by the closure of one domestic Company-operated Shack and one international licensed Shack.

Location	Type	Opening Date
Kuwait City, Kuwait — Waterfront	International Licensed	1/28/2021
Plymouth Meeting, PA — Plymouth Meeting	Domestic Company-Operated	2/4/2021
Nanuet, NY — Nanuet	Domestic Company-Operated	2/8/2021
Dubai, UAE — First Avenue Mall, Motor City	International Licensed	2/11/2021
Ardmore, PA — Suburban Square	Domestic Company-Operated	2/19/2021
Towson, MD — Towson	Domestic Company-Operated	2/20/2021
Woburn, MA — Woburn	Domestic Company-Operated	3/1/2021
Huntersville, NC — Huntersville	Domestic Company-Operated	3/2/2021
Nashville, TN — Downtown Nashville	Domestic Company-Operated	3/4/2021
New York, NY — Bryant Park	Domestic Company-Operated	3/22/2021
Boulder, CO — Boulder	Domestic Company-Operated	3/26/2021
Hoboken, NJ — Hoboken	Domestic Company-Operated	3/29/2021
As of May 6, 2021, the Company has opened another five domestic Company-operated Shacks, and expect a total of 16 to 18 openings by the mid-year point.
Operating loss for the first quarter of 2021 was $10.0 million, a negative operating margin of 6.5%, compared to operating loss of $0.8 million, or a negative operating loss margin of 0.5% for the first quarter 2020. For the first quarter of 2021, Shack-level operating profit, a non-GAAP measure, was $22.6 million, or 15.0% as a percentage of Shack sales, compared to Shack-level operating profit of $24.4 million, or 16.0% of Shack sales in the fourth quarter of 2020. This 100 basis point decline versus the fourth quarter 2020 was the result of a one-time occupancy credit benefiting the fourth quarter, as well as the impact of the 53rd week. First quarter 2021 Shack-level operating profit margin strengthened into fiscal March, ending at just under 19% for the fiscal month. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
•General and administrative expenses increased to $19.6 million in the first quarter of 2021 from $16.2 million in the first quarter 2020. The first quarter 2021 expense includes $1.9 million of equity-based compensation and other non-cash other items. This increase was primarily due to continued investment across the business, including an increase in headcount to support the strategic growth plan, and increased investments in marketing and our digital initiatives. As a percentage of total revenue, general and administrative expenses increased to 12.6% for the first quarter of 2021 from 11.3% in the first quarter 2020 due primarily to drivers described above.
Liquidity Update
In March 2021, the Company issued $225 million aggregate principal amount of 0% Convertible Senior Notes due 2028 (the “Convertible Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. An option was granted to the initial purchasers to purchase up to an additional $25 million aggregate principal amount of Convertible Notes to cover over-allotments, which was subsequently fully exercised during March 2021, resulting in a total issuance of $250 million aggregate principal amount of Convertible Notes. The Convertible Notes will mature on March 1, 2028, unless earlier converted, redeemed or repurchased in certain circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of Shake Shack’s Class A common stock or a combination of cash and shares of Shake Shack’s Class A common stock, at the Company's election.

Fiscal 2021 Outlook
Due to recent sales trends, the Company is providing revenue and sales guidance for the second quarter 2021.

Current Q2 2021 Outlook
Total Revenue	$174 million to $183 million
Shack Sales	$170 million to $178 million
Licensed Revenue	$4 million to $5 million
Same-Shack Sales versus 2020	+ mid 40s% to 50% increase
Shack-Level Operating Profit	15% to 17%
Domestic Company-operated Shack Openings — Through End of Q2 Fiscal 2021	16 to 18
Given the substantial uncertainty and resulting material economic impact caused by the COVID-19 pandemic, the Company is not providing full guidance for the fiscal year ending December 29, 2021, but is updating full year Shack openings and expense guidance, provided earlier this year.

Current 2021 Outlook
Domestic Company-operated Shack Openings	35 to 40
Licensed Shack openings	15 to 20
Total general and administrative expenses(1)	$83 million to $86 million
Equity-based compensation	approximately $10 million
Depreciation expense	$60 million to $63 million
Pre-opening costs	$14 million to $15 million
(1)    Includes approximately $9 million of the approximately $10 million total Equity-based compensation.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its first quarter 2021 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-0792, or for international callers by dialing (201) 689-8263. A replay of the call will be available until May 13, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13718230.
The live audio webcast of the conference call will be accessible in the Events & Presentations section of the Company's Investor Relations website at investor.shakeshack.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic Company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic Company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative prior period was also adjusted.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income (loss) before interest expense (net of interest income), income tax expense (benefit), and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income (loss) before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring and other items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.

About Shake Shack
Shake Shack is a modern day "roadside" burger stand serving a classic American menu of premium burgers, chicken sandwiches, hot dogs, crinkle cut fries, shakes, frozen custard, beer and wine. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to approximately 320 locations in 30 U.S. States and the District of Columbia, including more than 100 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Seoul and more.

Media:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Investor Relations:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook and operating performance for fiscal 2021, expected Shack openings, expected same-Shack sales growth, sales opportunities and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to its financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "intend," "outlook," "potential," "project," "projection," "plan," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2020 filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	March 31 2021		March 25 2020
Shack sales	$150,668	97.0%	$138,048	96.4%
Licensing revenue	4,614	3.0%	5,122	3.6%
TOTAL REVENUE	155,282	100.0%	143,170	100.0%
Shack-level operating expenses(1):
Food and paper costs	44,630	29.6%	39,564	28.7%
Labor and related expenses	46,382	30.8%	41,766	30.3%
Other operating expenses	23,144	15.4%	17,779	12.9%
Occupancy and related expenses	13,911	9.2%	12,558	9.1%
General and administrative expenses	19,565	12.6%	16,191	11.3%
Depreciation and amortization expense	13,726	8.8%	11,768	8.2%
Pre-opening costs	3,576	2.3%	2,243	1.6%
Impairment and loss on disposal of assets	369	0.2%	2,088	1.5%
TOTAL EXPENSES	165,303	106.5%	143,957	100.5%
OPERATING LOSS	(10,021)	(6.5)%	(787)	(0.5)%
Other income (expense), net	31	—%	(93)	(0.1)%
Interest expense	(515)	(0.3)%	(112)	(0.1)%
LOSS BEFORE INCOME TAXES	(10,505)	(6.8)%	(992)	(0.7)%
Income tax expense (benefit)	(11,080)	(7.1)%	87	0.1%
NET INCOME (LOSS)	575	0.4%	(1,079)	(0.8)%
Less: net loss attributable to non-controlling interests	(734)	(0.5)%	(119)	(0.1)%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$1,309	0.8%	$(960)	(0.7)%
Earnings (loss) per share of Class A common stock:
Basic	$0.03		$(0.03)
Diluted	$0.01		$(0.03)
Weighted-average shares of Class A common stock outstanding:
Basic	38,948		34,444
Diluted	42,789		34,444

(1)    As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	March 31 2021	December 30 2020
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$374,999	$146,873
Marketable securities	$40,914	$36,887
Total assets	$1,407,589	$1,145,348
Total liabilities	$967,639	$710,855
Total equity	$439,950	$434,493

	Thirteen Weeks Ended
	March 31 2021	March 25 2020
SELECTED OPERATING DATA:
Same-Shack sales %	5.7%	(12.8)%
Shacks in the comparable base	123	90

Shack system-wide sales(1)	$228,305	$221,580

Average weekly sales
Domestic company-operated	$64	$65

Shack-level operating profit(2)	$22,601	$26,381
Shack-level operating profit margin(2)	15.0%	19.1%

Adjusted EBITDA(2)	$7,134	$14,264
Adjusted EBITDA margin(2)	4.6%	10.0%

Capital expenditures	$23,155	$19,159

Shack counts (at end of period):
System-wide	321	287
Domestic company-operated	192	167
Domestic licensed	22	22
International licensed	107	98

(1)    Shack system-wide sales is an operating measure and consists of sales from the Company's domestic Company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic Company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks.
(2)    Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating (loss) and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as General and administrative expenses and Pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to Operating loss, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended
(dollar amounts in thousands)	March 31 2021	March 25 2020
Operating loss	$(10,021)	$(787)
Less:
Licensing revenue	4,614	5,122
Add:
General and administrative expenses	19,565	16,191
Depreciation and amortization expense	13,726	11,768
Pre-opening costs	3,576	2,243
Impairment and loss on disposal of assets(1)	369	2,088
Shack-level operating profit	$22,601	$26,381

Total revenue	$155,282	$143,170
Less: licensing revenue	4,614	5,122
Shack sales	$150,668	$138,048

Shack-level operating profit margin(2)	15.0%	19.1%
(1)    For the thirteen weeks ended March 25, 2020, amount includes a non-cash impairment charge of $1.1 million related to one Shack.
(2)    As a percentage of Shack sales.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit) and Depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred lease cost, Impairment and loss on the disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to Net income (loss), the most directly comparable GAAP measure, is as follows.

	Thirteen Weeks Ended
(dollar amounts in thousands)	March 31 2021	March 25 2020
Net income (loss)	$575	$(1,079)
Depreciation and amortization expense	13,726	11,768
Interest expense, net	515	112
Income tax expense (benefit)	(11,080)	87
EBITDA	3,736	10,888

Equity-based compensation	1,681	1,300
Amortization of cloud-based software implementation costs(1)	313	260
Deferred lease costs(2)	204	(330)
Impairment and loss on disposal of assets(3)	369	2,088
Debt offering related costs(4)	236	—
Legal settlement(5)	595	—
Executive transition costs(6)	—	34
Project Concrete(7)	—	(261)
Other(8)	—	285
ADJUSTED EBITDA	$7,134	$14,264

Adjusted EBITDA margin(9)	4.6%	10.0%

(1)    Represents amortization of capitalized implementation costs related to cloud-based software arrangements that are included within General and administrative expenses.
(2)    Reflects the extent to which lease expense is greater than or less than contractual fixed base rent.
(3)    Includes losses on disposals of property and equipment in the normal course of business. For the thirteen weeks ended March 25, 2020, amount includes a non-cash impairment charge of $1.1 million related to one Shack.
(4)    Costs incurred in connection with the Company’s Convertible Notes, issued in March 2021, including consulting and advisory fees.
(5)    Expense incurred to establish an accrual related to the settlement of a legal matter.
(6)    Represents fees paid in connection with the search and hiring of certain executive and key management positions.

(7)    Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(8)    Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(9)    Calculated as a percentage of total revenue which was $155.3 million and $143.2 million for the thirteen weeks ended March 31, 2021 and March 25, 2020, respectively.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of its recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income (loss) by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to any dilutive securities such as outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate its performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income (loss) attributable to Shake Shack Inc. driven by increases in the Company's ownership of SSE Holdings, which are unrelated to its operating performance, and excludes items that are non-recurring or may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income (loss) attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with the GAAP financial results. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended
(in thousands, except per share amounts)	March 31 2021	March 25 2020
Numerator:
Net income (loss) attributable to Shake Shack Inc.	1,309	(960)
Adjustments:
Reallocation of net loss attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	(734)	(119)
Executive transition costs(2)	—	34
Project Concrete(3)	—	(261)
Legal settlement(4)	595	—
Debt offering related costs(5)	236	—
Revolving Credit Facility amendment-related costs(6)	323	—
Income tax benefit(7)	24	1,819
Other(8)	—	285
Adjusted pro forma net income	$1,753	$798

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	42,789	34,444
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	—	3,144
Dilutive effect of stock options	—	704
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	42,789	38,292

Adjusted pro forma earnings per fully exchanged share—diluted	$0.04	$0.02

	Thirteen Weeks Ended
	March 31 2021	March 25 2020
Earnings (loss) per share of Class A common stock - diluted	$0.01	$(0.03)
Assumed exchange of LLC Interests for shares of Class A common stock(1)	—	—
Non-GAAP adjustments(9)	0.03	0.05
Adjusted pro forma earnings per fully exchanged share—diluted	$0.04	$0.02

(1)    Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net loss attributable to non-controlling interests.
(2)    Represents fees paid in connection with the search and hiring of certain executive and key management positions.
(3)    Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(4)    Expense incurred to establish an accrual related to the settlement of a legal matter.
(5)    Costs incurred in connection with the Company’s Convertible Notes, issued in March 2021, including consulting and advisory fees.
(6)    Expense incurred in connection with the Company's amendments on the Revolving Credit Facility, including the write-off of previously capitalized costs on the Revolving Credit Facility.
(7)    Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 118.8% and 185.4% for the thirteen weeks ended March 31, 2021 and March 25, 2020, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.
(8)    Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(9)    Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Income above for further details.